EXHIBIT 3.1

                            1995 AMENDED AND RESTATED
                        ARTICLES OF INCORPORATION OF CCBI

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        CITIZENS COMMUNITY BANCORP, INC.

         The undersigned incorporators, for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopt the following Articles of Incorporation.

                                ARTICLE I - NAME
         The name of the Corporation is Citizens Community Bancorp, Inc. ("Corporation"). The principal place of business of the Corporation shall be 606 Bald Eagle Drive, Suite 301, Marco Island, Florida 33937 or at such other place within the State of Florida as the Board of Directors may designate. The names of the registered agent is Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301, which address is also the address of the Registered Office of the Corporation.

                         ARTICLE II - NATURE OF BUSINESS
         The Corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States and the State of Florida, or any other state, county, territory or nation.

                           ARTICLE III - CAPITAL STOCK
         Section 1 - Classes of Stock: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,000,000, consisting of:
                  A. 2,000,000 shares of preferred stock, par value one cent ($0.01) per share ("Preferred Stock"); and
                  B. 8,000,000 shares of common stock, par value one cent ($0.01) per share ("Common Stock"). Each holder of shares of Common Stock shall be entitled to one vote per share.

         Section 2 - Preferred Stock: The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the

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shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Florida (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

                         ARTICLE IV - TERM OF EXISTENCE
         This Corporation is to exist perpetually.

                       ARTICLE V - OFFICERS AND DIRECTORS
         The names and street addresses of the initial officers and directors who shall hold office the first year of the Corporation's existence or until their successors are elected are:

Name                                    Address                                 Title
----                                    -------                                 -----

Diane Beyer                         511 Gordonia Road                           Director
                                    Naples, Florida  33942

Joel M. Cox, Sr.                    606 Bald Eagle Drive                        Chairman of
                                    Marco Island, FL  33937                     The Board

Thomas Garrison                     1120 Silver Sands Avenue                    Director
                                    Naples, FL  33942

Paul Janssens-Lens                  992 Winterberry                             Director
                                    Marco Island, FL  33937

Dennis Lynch                        540 Brentwood Point                         Director
                                    Naples, FL  33963

Heidi Mayerhofer                    1276 Treasure Court                         Director
                                    Marco Island, FL  33937

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




Name                                Address                                     Title
----                                -------                                     -----


Steve McLaughlin                    6624D Tannin Court                          Director
                                    Naples, FL  33942

Richard Storm, Jr.                  264 Rock Hill Court                         Director
                                    Marco Island, FL  33937


                           ARTICLE VI - INCORPORATORS
         The name and street address of the incorporator to these Articles of Incorporation is Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301.

             ARTICLE VII - MANAGEMENT OF THE BUSINESS OF THE COMPANY
         Section 1 - Authority of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the Florida Statutes or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
         Section 2 - Action by Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called Annual or Special Meeting of Shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.
         Section 3 - Special Meetings of Shareholders. Special Meetings of shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the President of the Corporation, or by shareholders holding at least 20% of the outstanding shares of the Corporation.



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                       ARTICLE VIII - NUMBER OF DIRECTORS
         Section 1 - Number of Directors: The Board of Directors of the Corporation shall be comprised of not less than three (3) nor more than fifteen
(15) directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Full Board as set forth in the Corporation's Bylaws. The Board of Directors is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next Annual Meeting of
Shareholders, at which meeting the new director positions shall be filled by persons elected by the shareholders of the Corporation. However, this paragraph shall not be construed to limit the authority of the shareholders of the Corporation to increase the number of directors in accordance with the Bylaws of the Corporation.
         Section 2 - Election and Term: Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The term of the initial directors of the Corporation expires at the first shareholders' meeting at which directors are elected.
         Section 3 - Classes: The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class (Class I) to expire at the 1996 Annual Meeting of Shareholders, the term of office of the second class (Class II) to expire at the 1997 Annual Meeting of Shareholders and the term of office of the third class (Class III) to expire at the 1998 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.
         Section 4 - Vacancies: Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next

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Annual  Meeting  of  Shareholders.  No  decrease  in  the  number  of  directors constituting the Board of Directors shall shorten the term of any incumbent director. Section 5 - Notice: Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Section 6 - Removal by Shareholders:
Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of at least 60% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

              ARTICLE IX - SPECIAL VOTING PROVISIONS FOR AFFILIATED
                     TRANSACTIONS AND BUSINESS COMBINATIONS

         Section 1 - Definitions: The terms defined below shall apply for purposes of this Article IX:

                  A. "Affiliated Transaction," when used in reference to the Corporation and any Interested Shareholder (as hereinafter defined), means any of the following situations:
                           l. any merger or  consolidation of the Corporation or
                  any Subsidiary (as hereinafter defined) with (I) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder.
                           2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets of the Corporation or any Subsidiary of the Corporation to or with any Interested Shareholder, or any Affiliate or Associate of any Interested
                  Shareholder:
                                    a. Having an  aggregate  fair  market  value
                           equal to 5% or more of the aggregate fair market value of all assets, determined on a consolidated basis, of the Corporation; or

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                                    b. Having an  aggregate  fair  market  value
                           equal to 5% or more of the aggregate fair market value of all outstanding shares of the Corporation; or
                                    c.  Representing  5% or more of the  earning
                           power or net income determined on a consolidated basis, of the Corporation.
                           3. the issuance or transfer by the Corporation or any
                  Subsidiary (in one transaction or a series of transactions) of any shares of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 5% or more of all the outstanding shares of the Corporation and its Subsidiaries, except pursuant to the exercise of warrants or
                  rights  to   purchase   stock   offered,   or  a  dividend  or
                  distribution paid or made, pro rata to all shareholders of the Corporation.
                           4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder.
                           5. any reclassification of securities  (including any
                  reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.
                           6. any receipt by the  Interested  Shareholder or any
                  Affiliate or Associate of the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances,

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                  guaranties,  pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the Corporation.

                  B. "Interested Shareholder" means any Person who is the Beneficial Owner, directly or indirectly, of more than 10% of the outstanding voting shares of the corporation. However, the term
         "Interested  Shareholder"  shall not  include  the  Corporation  or any
         Subsidiary; any savings, employee stock ownership, or other employee benefit plan of the Corporation or any Subsidiary; or any fiduciary of any such plan when acting in such capacity. For the purpose of determining whether a person is an Interested Shareholder pursuant to this Section, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of
         Article III, Section 3, but shall not include any other shares of Voting Stock that may be issuable pursuant to any contract, arrangement or understanding, upon exercise of conversion rights, warrants, options, or otherwise.
                  C. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph B of this Section 1, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
                  D. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.
                  E. "Fair Market Value" means: (I) the Fair Market Value of a share on the date in question shall be determined by a majority of Disinterested Directors, appropriately adjusted for any dividend or distribution in shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (ii) in the case of property other

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         than cash or shares, the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors.
                  F.  Reference  to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding share of such stock into a
         greater  number  of  shares  of  such  stock  or  any   combination  or
         reclassification of outstanding shares of such stock into a smaller number of shares of such stock.
                  G.  "Affiliate"  shall have the  meaning  set forth in Section
         607.0901, Florida Statutes.
                  H.  "Person"  shall  mean any  individual,  a group  acting in concert, a corporation, a partnership, an association, a joint venture, an investors' pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.
                  I.  "Beneficial  Ownership" is defined herein to mean a Person who, directly or indirectly, has the:
                           1. voting power,  which includes the power to vote or
                  to direct  the  voting of the  "Voting  Stock" as that term is defined herein;
                           2.  investment  power,  which  includes  the power to
                  dispose of or to direct the  disposition  of the Voting Stock;
                  or
                           3.  the  right  to  acquire   the  voting   power  or
                  investment   power,   whether   such   right  is   exercisable
                  immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise. J.
                  "Acting in Concert" means (i) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

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                  K. "Voting Stock" means the outstanding  shares of all classes or series of the Corporation entitled to vote generally in the election of directors.
         Section 2 - Affiliated Transactions: In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in this Section, any Affiliated Transaction shall be approved by the affirmative vote of the holders of two-thirds of the Voting Stock, voting
together  as  a  single  class.   Such   affirmative   vote  shall  be  required
notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.
         Section 3 -  Exceptions:  The  voting  provisions  of Section 2 of this
Article IX shall not be applicable to a particular Affiliated Transaction if all of the conditions specified in either of the following Paragraphs A and B are met: A. The Affiliated Transaction has been approved by a majority of the Disinterested Directors; or
                  B. In the Affiliated Transaction, consideration shall be paid to the holders of each class of voting shares and all of the following conditions shall be met:
                           1. The aggregate amount of the cash and the Fair Market Value, as of the valuation date of consideration, other than cash to be received per share by the holders of Common Stock in such Affiliated Transaction are at least equal to the higher of the following:
                                    a. if  applicable,  the  Highest  Per  Share
                           Price (as previously defined herein), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of Common Stock acquired by it (I) within the two-year period immediately prior to the first
                           public    announcement   date   of   the   Affiliated
                           Transaction  ("Announcement  Date"),  or  (ii) in the
                           transaction   in  which  it  became   an   Interested
                           Shareholder, whichever is higher;
                                    b. the Fair Market Value per share of Common
                           Stock  on the  Announcement  Date  or on the  date on

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                           which the Interested Shareholder became an Interested
                           Shareholder  (such latter date is referred to in this
                           Article IX as the "Determination Date"), whichever is higher;
                                    c. if applicable,  the price per share equal
                           to the Fair Market Value per share of such class or series determined pursuant to sub-paragraph (b) of this Section 3, multiplied by the ratio of the Highest Per Share Price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of Voting Stock acquired by it within the two-year period immediately prior the Announcement Date (the numerator), to the Fair Market Value per share of such class or series on the first day in
                           such   two-year   period  on  which  the   Interested
                           Shareholder    acquired   the   Voting   Stock   (the
                           denominator); or
                                    d. if applicable,  the highest  preferential
                           amount per share to which the holders of shares of such Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
                           2. The  consideration  to be received by holders of a
                  particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by
                  it.  The   consideration  to  be  received  pursuant  to  this
                  provision shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

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                           3.  During  such  portion  of the  three-year  period
                  preceding   the   announcement   date  that  such   Interested
                  Shareholder has become an Interested Shareholder and except as approved by a majority of the Disinterested Directors:
                                    a.  there  shall  have  been no  failure  to
                           declare  and  pay  at  the  regular   date  any  full
                           quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation;
                                    b. there shall have been (I) no reduction in
                           the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split),
                           recapitalization,   reorganization   or  any  similar
                           transaction which has the effect of reducing the number of outstanding shares of the Common Stock, and
                           (iii) no such Interested Shareholder who has become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.
                           4. Unless approved by a majority of the Disinterested
                  Directors, no Interested Shareholder shall have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax
                  advantages   provided   by   the   Corporation,   whether   in
                  anticipation   of  or  in  connection   with  such  Affiliated
                  Transaction  or  otherwise,   during  the  three-year   period
                  preceding the date the Interested Shareholder became an Interested Shareholder.
                           5. A proxy or  information  statement  describing the
                  proposed   Affiliated   Transaction  and  complying  with  the
                  requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to

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                  shareholders  of the Corporation at least 30 days prior to the consummation of such business combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).
         Section 4 - Board Discretion: A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article IX, on the basis of information known to them after reasonable inquiry, (I) whether a person is an Interested Shareholder; (ii) the number of shares of Voting Stock beneficially owned by any person; (iii) whether a person is an Affiliate or Associate of another; and (iv) whether the assets which are the subject of any Affiliated Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Affiliated Transaction has, an aggregate Fair Market Value equal to or greater than 25% of the combined assets of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article IX.
         Section 5 - Interested  Shareholder's  Duty:  Nothing contained in this
Article IX shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
         Section 6 - Amendment: Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, these Articles of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 66% of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of Article III of these Articles of Incorporation), voting together as a single class, shall be required to alter, amend or repeal this Article IX.

                     ARTICLE X - CONTROL SHARE ACQUISITIONS
         It is the intent of the Organizers of the Corporation that the provisions of the "Florida Control-Share Acquisitions" statute, Section 607.0902 Florida Statutes (1994 Supp.) shall apply to acquisitions of the Corporation's shares by a person acting alone or as part of a group which would result in an Acquiring Person, as defined herein, owning Control Shares of the Company, except for those acquisitions defined in Section 1(f)(2) and (3) of this Article.


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         SECTION 1 - Definitions:  The following terms when used in this section shall mean: (a) "Acquiring Person" means a person who makes or proposes to make, or persons acting as a "group" as defined in sec. 13(d)(3) of the Securities Exchange Act of 1934 who make or propose to make, a Control-Share Acquisition; but "Acquiring Person" does not include the Corporation.
         (b) "Acquiring  Person  Statement" means the statement  provided for in
Section 607.0902(6), Florida Statutes (1994 Supp.) which shall set forth all of the following:
              (1) The identity of the Acquiring Person and each other member of any group of which the Acquiring Person is a part for purposes of determining Control Shares.
              (2) A statement that the Acquiring Person Statement is given pursuant to Section 607.0902(6), Florida Statutes (1994 Supp.).
              (3) The number of shares of the Corporation owned, directly or indirectly following the acquisition, by the Acquiring Person and each other member of the group.
              (4) The range of voting power under which the Control-Share Acquisition falls or would, if consummated, fall.
              (5) If the Control-Share Acquisition has not taken place:
                  (I) A description in reasonable detail of the terms of the proposed Control- Share Acquisition; and
                  (ii) Representations of the Acquiring Person, together with a statement, in reasonable detail of the facts upon which they are based, that the proposed Control-Share Acquisition, if consummated, will not be contrary to law and that the Acquiring Person, has the financial capacity to make the proposed Control-Share Acquisition, including the acquisition of dissenter's shares, if any.
         (C) "Affiliate" means a person who directly or indirectly controls the Corporation. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Corporation, whether through the ownership of voting securities, by contract, or otherwise. A person's beneficial ownership of ten percent or more of the voting power of a Corporation's outstanding shares entitled to vote in the election of directors

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(except a person holding voting power in good faith as an agent,  bank,  broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group control the Corporation) creates a presumption that the person controls the Corporation.
         (d) "All voting power" means the aggregate voting power that the shareholders of the Corporation would have in the election of directors, except for this Article.
         (e) "Control Shares" means issued and outstanding shares of the Corporation that, except for this section, would have voting power when added to all other shares of the Corporation owned of record or beneficially by an Acquiring Person or in respect to which that Acquiring Person may exercise or direct the exercise of voting power, that would entitle the Acquiring Person, immediately after acquisition of the shares (directly or indirectly), to exercise or direct the exercise of the voting power of the Corporation in the election of directors within any of the following ranges of voting power:
         (1) One-fifth (1/5) or more but less than one-third (1/3) of all voting power; (2) One-third (1/3) or more but less than a majority of all voting power;
or  (3)  A  majority  or  more  of  all  voting  power.  (f)(1)   "Control-Share
Acquisition" means acquisition by any person of ownership of, orthe power to direct the exercise of voting power with respect to, Control Shares.
         (2) A person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this section has not made a Control- Shares Acquisition of shares in respect of which that person is not able to exercise or direct the exercise of votes without further instruction from others.
         (3) The acquisition of any Control Shares does not constitute a Control-Share Acquisition if the acquisition is made in good faith and not for the purpose of circumventing this section in any of the following circumstances:
         A. Shares acquired in any distribution conducted by the Corporation through any public or private offering or acquired pursuant to any warrant certificate, stock option plan or other employee benefit plan.
         B.   Pursuant to the laws of descent and distribution.
         C.   By a donee under an inter vivos gift.

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         D. Pursuant to a transfer between or among immediate family members, or between or among persons under direct common control. An "immediate family member" is any relative or spouse of a person, or any relative of such spouse, who has the same home as such person.
         E. Pursuant to the satisfaction of a pledge or other security interest.
         F. Pursuant to a merger or plan of consolidation or share exchange effected in compliance with Florida Statute, if the Corporation is a party to the agreement of merger or plan of consolidation or share exchange.
         G. From any person whose previous acquisition of Control Shares would have constituted a Control-Shares Acquisition but for this Section 1(e)(3) (other than this subsection 1(e)(3)(G), provided the acquisition does not result in the Acquiring Person holding voting power within a higher range of voting power than that of the person from whom the Control Shares were acquired.
         H. Acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant to the Control Share Statute or within the range of voting power resulting from shares acquired in a transaction described in this Section 1(e)(3).
         I. An increase in voting power resulting from any action taken by the Corporation, provided the person whose voting power is thereby affected is not an Affiliate of the Corporation.
         J. Pursuant to the solicitation of proxies subject to Regulation 14A under the Securities Exchange Act of 1934 or Chapter 607 of the Florida Statutes.
         (g) "Interested Shares" means the shares of the Corporation in respect of which any of the following persons may exercise or direct the exercise, as of the applicable record date, of the voting power of the Corporation in the election of directors, other than solely by the authority of a revocable proxy:
         (1)  The Acquiring Person.
         (2)  Any officer of the Corporation.
         (3) Any employee of the Corporation who is also a director of the Corporation.
         (h)   "Person"   means  any   individual,   Corporation,   partnership,
unincorporated association or other entity.

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         SECTION 2 - Voting Rights:  Control Shares of the Corporation  acquired in a Control- Share Acquisition shall have only such voting rights as are granted by resolution approved by the holders of other than Interested Shares of the Corporation, as provided for in Section 607.0902(a), Florida Statutes (1994
Supp).
         SECTION 3. - Redemption of Control Shares by the Company: Control Shares acquired in a Control-Share Acquisition with respect to which no Acquiring Person Statement has been filed with the Corporation are subject to redemption by the Corporation at any time during the period ending 60 days after the last acquisition of Control Shares by such Acquiring Person or persons. Such shares are also subject to redemption by the Corporation in the event the Control Shares are not accorded full voting rights by the shareholders as provided for in Section 607.0902 (10)(b) and Section 607.0902(9) of the Florida Statutes (1994 Supp.). Such shares shall be subject to redemption at the fair value thereof. Fair value shall be the higher of, the average price paid for all shares of the Corporation, exclusive of the Control Shares, for the 90 days prior to the date of redemption by the Corporation or book value of the
Corporation's shares on the last day of the month preceding the date of redemption by the Corporation, as calculated by Generally Accepted Accounting Procedures ("GAAP").
         SECTION 4 - Rights of Dissenting Shareholders: If the Control-Share Acquisition is approved by the required vote at the meeting of shareholders at which it was voted upon, then any shareholder who did not vote in favor of the Control-Share Acquisition shall have the right to file with the Corporation a written demand for payment for his/her shares within ten (10) days after the date of the shareholder meeting. A shareholder may demand payment for less than all of the shares registered in his/her name. The Corporation shall deliver all such demands for payment to the Acquiring Person immediately following the expiration of the ten (10) day period. The Acquiring Person shall then be obligated to purchase all shares subject to the demand for payment for the
highest  amount  he  has  proposed  to  pay  per  share  in  the   Control-Share
Acquisition. Payment to shareholders making demand must be made on the day upon which the Control-Share Acquisition is consummated or upon surrender of the certificate or certificates representing shares for which demand has been made

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to the Acquiring  Person,  whichever is later.  Any shareholder  failing to make demand within the applicable ten (10) day period shall remain a shareholder of the Corporation.
         SECTION 5 - Alteration or Repeal of this Section: This Section shall not be altered, amended, or repealed, except by an affirmative vote of at least 662/3 percent of the total number of shares of the Corporation entitled to vote on such matter.

                         ARTICLE XI - ACQUISITION OFFERS
         The Board of Directors of the Corporation, when evaluating any offer of another Person to (I) make a tender or exchange offer for any equity security of the Corporation, (ii) merge or consolidate the Corporation with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries (as defined in Article IX); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institutions to fulfill the objectives of such institutions under applicable statutes and regulations.

                          ARTICLE XII - INDEMNIFICATION
         Section 1 - General: The Corporation shall indemnify any officer, director, employee or agent of the Corporation to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act as it now exists or may hereafter be amended (the "FBCA") but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment. This includes, but is not limited to, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she, or a person

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



of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or Proceeding (or part thereof) initiated by such person only if such action, suit or Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation for all expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.
         Section 2 - Failure to Pay Claim:  If a claim  under  Section 1 of this
Article is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the FBCA for the Corporation to indemnify the claimant for the amount claimed,

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



but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the FBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. Section 3 - Other Rights: The rights conferred on any individual by Sections 1 and 2 of this Article shall not be exclusive of any other right which such individual may have or hereafter acquire under any statute, provision of these Articles of Incorporation, Bylaws of the Corporation, agreement, vote of shareholders or Disinterested Directors or otherwise. Section 4 - Insurance: The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the FBCA. Section 5 - Personal Liability: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy except as provided in the FBCA. If the FBCA is amended after adoption of these Articles of Incorporation and such amendment further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders or the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                            ARTICLE XIII - AMENDMENT

         The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida, and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article III), voting together as a single class, shall be required to amend or repeal this
Article XII, Section 3 of Article VII, Article VIII, Article IX or Article XI.

         In witness of the foregoing, the undersigned has executed these Amended Articles of Incorporation on behalf of the Board of Directors this 10th day of October, 1995.

                                        /s/  Herbert D. Haughton
                                             Herbert D. Haughton
                                             General Counsel


STATE OF FLORIDA               )
COUNTY OF LEON                 )

         BEFORE ME, the undersigned Notary Public, in and for the State of Florida at large, personally appeared Herbert D. Haughton, known personally to me to be the individual described in and who executed the foregoing Amended Articles of Incorporation of Citizens Community Bancorp, Inc. and after being duly sworn, acknowledged that he executed the same for the uses and purposes therein expressed.


(Seal)                                   /s/  Sharon M. Rivera
                                              Notary Public

                                        /s/  Sharon M. Rivera
                                             Name Typed or Printed
                                             My commission expires: May 25, 1997

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